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                                                                     EXHIBIT 6.3

                              EMPLOYMENT AGREEMENT



         THIS EMPLOYMENT AGREEMENT ("Agreement") is entered into between ANDRETTI WINE GROUP, LTD. ("AWG") and MIKE O'CONNELL ("Employee") (collectively, the "parties") as of the date set forth below.


                                    RECITALS


         The parties acknowledge that the following recitals are accurate and incorporate them as integral provisions of this Agreement:

         WHEREAS, AWG desires to hire Employee as its Chief Executive Officer ("CEO") and Chief Financial Officer ("CFO"), and Employee desires to be employed by AWG as its CEO and CFO, on the terms and subject to the conditions set forth below.

         NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement, the parties agree as follows:


                                   AGREEMENTS


         1. EMPLOYMENT. AWG hereby employs Employee, and Employee hereby accepts employment upon the terms and conditions set forth in this Agreement.

         2. TERM. The term of this Agreement shall commence on September 1, 2001, and continue for one (1) year (the "Employment Period"), but is subject to earlier termination as provided in this Agreement. If Employee continues employment past the Employment Period then employment shall be governed by this Agreement and the Employment Period will be deemed automatically renewed by both parties for an additional one (1) year.

         3. DUTIES. Employee shall be AWG's CEO and CFO. Employee's duties shall be (i) duties customarily performed by the CEO and CFO of a company, (ii) duties described in AWG's Bylaws, and (iii) any other duties assigned to him from time to time by AWG that bear a reasonable relationship to his position as CEO and CFO. In addition, Employee is responsible and accountable for the following:

                  (a)      All sales and profits of AWG;

                  (b)      All month-end financial reporting requirements;



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                  (c)      All quarterly SEC flings;

                  (d)      To assist auditors when required; and

                  (e) To assist all brokers and distributors on a weekly basis. This includes establishing a schedule for weekly visits to various markets to push case sales.

         4. COMPENSATION. AWG shall pay Employee (i) an annual base salary at the rate of One Hundred Twenty Thousand Dollars ($120,000) ("Base Salary"), which shall be paid in accordance with whatever payroll practice is adopted by AWG, and (ii) a bonus target of Twenty-Five Thousand Dollars ($25,000) based on performance to be determined by AWG's Compensation Committee.

         5. BENEFITS. In addition to fringe benefits enjoyed by other employees of AWG, AWG shall also provide Employee with: option shares to be determined by AWG's Compensation Committee distributed on or before March of the following calendar year.

         6. TERMINATION WITHOUT CAUSE. At any time after the commencement of this Agreement, AWG may terminate this Agreement, without cause, effective fifteen (15) days after written notice is provided to Employee after which time AWG shall have no further obligations to Employee as provided herein.

         7. TERMINATION WITH CAUSE. AWG may terminate this Agreement without advance notice for just cause after which time AWG shall have no further obligations to Employee as provided herein. Just cause for termination will exist for one or more of the following:

                  (i) An act of fraud, theft or embezzlement against AWG or any of its customers or employees.

                  (ii) A breach of any of Employee's duties of loyalty or honesty to AWG.

                  (iii) A conviction of Employee (or a plea of nolo contendere in lieu thereof) for a felony which involves dishonesty, fraud, or moral turpitude.

                  (iv) Intentional material misconduct or violation of AWG's written policies or reasonable specific instructions from AWG (as long as said policies or instructions do not require Employee to violate any laws or reasonable business ethics).

                  (v) Grossly negligent failure of Employee to perform his duties to AWG, if Employee fails to cure the grossly negligent performance within thirty (30) days after receiving written notice from AWG of the grossly negligent performance.


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         8. TERMINATION UPON DISABILITY. If Employee becomes permanently disabled, AWG, at its sole discretion, may terminate this Agreement upon thirty
(30) days written notice to Employee. If AWG terminates this Agreement upon Employee's permanent disability, then AWG agrees to pay Employee his Base Salary only for one (1) year, regardless of Employee's inability to perform any work for AWG. Permanent disability means an illness, injury or other physical or mental condition continuing for at least one hundred and eighty (180) consecutive days which results in Employee's inability to provide in all material respects the duties theretofore performed by him under this Agreement, as determined in good faith by a competent physician selected by AWG.

         9. TERMINATION UPON DEATH. If Employee dies, then this Agreement shall immediately terminate, without obligation of severance or additional compensation beyond that owed for periods Employee was employed by AWG.

         10. EMPLOYEE'S VOLUNTARY TERMINATION. If Employee voluntarily terminates this Agreement or his employment, then this Agreement shall terminate immediately and the parties shall have no further obligations to each other as provided herein.

         11. EXPENSES. AWG shall reimburse Employee for all reasonable and necessary expenses incurred by him in the furtherance of or in connection with the business of AWG, upon submission by him of reasonable documentation thereof.

         12. CONFIDENTIAL INFORMATION. Employee will not at any time, either during or after his employment with AWG, use or disclose to others any confidential information about AWG, except as required in the ordinary course of performing his employment duties. Employee recognizes that if he breaches this provision, irreparable harm will come to AWG and that the remedy at law is inadequate; therefore, he agrees that AWG shall be entitled to injunctive relief against any such actual or threatened breach, in addition to any other remedy provided by law.

         13. NON-COMPETE. (A) In consideration of the employment of Employee and the compensation referred to in Section 4 hereof, Employee agrees that he will not for a period of six (6) months immediately following the termination of his employment under this Agreement, for any reason whatsoever, directly or indirectly, or on behalf of or in conjunction with any other person, persons, corporation, partnership or business in the wine industry:

                  (i) Engage, as an officer, director, shareholder, owner, partner, joint venture, or in a managerial capacity, whether as an employee, independent contractor, consultant or advisor, or as a sales representative, in any business providing the same or similar services in direct competition with the business of AWG or any of AWG's subsidiaries or affiliates, within thirty (30) miles of AWG or where any of AWG's subsidiaries or affiliates conduct business, including any territory serviced by AWG or any of its subsidiaries or affiliates (the "Territory");

                  (ii) Call upon any person who is, at that time, within the Territory, an employee of AWG (including its subsidiaries and affiliates) in a managerial capacity for





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         the purpose or with the intent of enticing such employee away from or out of the employ of AWG (including its subsidiaries and affiliates).

                  (iii) Call upon any business or entity which is, at that time, or which has been, within one (1) year prior to that time, a customer of AWG (including its subsidiaries and affiliates) within the Territory for the purpose of providing the same or similar services in direct competition with AWG within the Territory.

                  (iv) Should the Company cease to exist, these clauses regarding non-compete will be void.

         (B) Because of the difficulty of measuring economic losses to AWG as a result of a breach of the foregoing covenants, and because of the immediate and irreparable damage that could be caused to AWG for which it would have no other adequate remedy, Employee agrees that the foregoing covenant may be enforced by AWG in the event of a breach or threatened breach by employee, by injunctions, restraining orders or any other remedy provided under the law.

         (C) The covenants in this Section 13 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the court deems reasonable, and this Agreement shall thereby be reformed.

         (D) All of the covenants in this Section 13 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of Employee against AWG, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by AWG of such covenants. It is specifically agreed that the period of six (6) months stated at the beginning of this Section 13, during which the agreements and covenants of Employee made in this Section 13 shall be effective, shall be computed by excluding from such computation any time during which Employee is in violation of any provision of this Section 13.

         14. RETURN OF PROPERTY. All records, business plans, financial statements, manuals, computers, computer hardware, components and accessories, computer software, cell phones, pagers, personal data assistants, memoranda, lists and other property delivered to or compiled by Employee by or on behalf of AWG or the representatives, dealers or customers thereof which pertain to the business of AWG shall be and remain the property of AWG and be subject at all times to the discretion and control thereof. Likewise, all correspondence, reports, records, charts, client lists and other similar data pertaining to the business, activities or future plans of AWG which is collected by Employee shall be delivered promptly to AWG without request by it upon termination of Employee's employment.

         15. INVENTIONS. Employee shall disclose promptly to AWG any and all significant conceptions and ideas for inventions, improvements and valuable discoveries, whether patentable



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or not, which are conceived or made by Employee, solely or jointly with another, during the period of employment or within one (1) year thereafter, and which are directly related to the business or activities of AWG and which Employee conceives as a result of Employee's employment by AWG. Employee hereby assigns and agrees to assign all Employee's interests therein to AWG or its nominee. Whenever requested to do so by AWG, Employee shall execute any and all applications, assignments or other instruments that AWG shall deem necessary to apply for and obtain Letters Patent of the United States or any foreign country or to otherwise protect AWG's interest therein.

         16. TRADE SECRETS. Employee agrees that he will not, during or after the term of this Agreement with AWG, disclose the specific terms of AWG relationships or agreements with its significant dealers or customers or any other significant and material trade secret of AWG, whether in existence or proposed, to any person, firm, partnership, corporation or business for any reason or purpose whatsoever.

         17. APPLICABLE LAW. This Agreement shall be governed by the laws of the State of Michigan.

         18. AGREEMENT. This Agreement contains the entire understanding between the parties and cannot be altered or amended except by a written instrument subsequently executed by the parties hereto. Any waiver of any condition, obligation or benefit under this Agreement shall not be deemed a waiver of any subsequent breach or default of any term, condition or limitation. The terms, conditions and obligations of this Agreement are binding on the respective heirs, assigns, successors and personal representatives of the parties hereto.

         19. SEVERABILITY. In case any provision of this Agreement shall be held invalid, illegal or unenforceable in whole or in part, neither the validity of the remaining part of such provision nor the validity of any other provision of this Agreement shall in any way be affected thereby.

         20. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

         21. ARBITRATION. Any unresolved dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three (3) arbitrators in Oakland County, Michigan, in accordance with the rules of the American Arbitration Association then in effect. The arbitrators shall not have the authority to add to, detract from, or modify any provision hereof nor to award punitive damages to any injured party. A decision by a majority of the arbitration panel shall be final and binding. Judgment may be entered on the arbitrators' award in any court having jurisdiction. The prevailing party shall be entitled to recover from the other party all costs incurred as a result of the arbitration proceedings, including reasonable attorneys' fees.


                         (SIGNATURES ON FOLLOWING PAGE)




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         IN WITNESS WHEREOF, the parties have executed this Agreement the day and year written below.



                                               MIKE O'CONNELL



                                               By:       /s/ Mike O'Connell
                                                        ------------------------

                                               Dated:   9/1/01
                                                        ------------------------



                                               ANDRETTI WINE GROUP, LTD.



                                               By:      /s/ Joseph E. Antonini
                                                        ------------------------

                                               Its:     Chairman
                                                        ------------------------

                                               Dated:   9/1/01
                                                        ------------------------




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